EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2002, accompanying the financial statements of Xechem International, Inc. contained in this Registration Statement. We consent to the use of the aforementioned report in the
Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Edison, New Jersey
December 3, 2002